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                                                                       Exhibit 3


                                FIRST AMENDMENT
                                       to
                                RIGHTS AGREEMENT


          FIRST AMENDMENT dated as of May 31, 1999 ("this Amendment") between Aquarion Company, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

          WHEREAS, the above-mentioned parties have previously entered into that certain Rights Agreement dated as of June 25, 1996 (the "Rights Agreement") governing certain preferred stock purchase rights (the "Rights") of the Company's stockholders;

          WHEREAS, the Company is entering into an Agreement and Plan of Merger dated as of May 31, 1999 (the "Merger Agreement"), by and among the Company, Yorkshire Water plc, a public limited company incorporated under the laws of England and Wales ("Parent"), and Waterman Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company and the Company shall become a wholly-owned subsidiary of Parent (the "Merger");

          WHEREAS, the Board of Directors deems it desirable and in the best interests of its stockholders that the transactions contemplated by the Merger Agreement be consummated;

          WHEREAS, the Merger Agreement provides that prior to the execution of the Merger Agreement, the Board of Directors of the Company shall have approved an amendment to the Rights Agreement to the effect that neither the execution of the Merger Agreement nor the consummation of the Merger will (i) cause the Rights to become exercisable, (ii) cause the Parent, Merger Sub and their affiliates to become an Acquiring Person (as such term is defined in the Rights
Plan) and (iii) will not give rise to a Stock Acquisition Date or a Distribution Date (as each such term is defined in the Rights Plan);

          WHEREAS, the Rights are redeemable; and

          WHEREAS, such parties wish to amend the Rights Agreement in the manner set forth below.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Rights Agreement, and each reference in the Rights Agreement to "this Agreement," "hereof," "herein," "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Rights Agreement as amended hereby. All references to the Rights Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
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                                                                               2

          2. The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended by adding the following provision to the end of the clause immediately preceding the first "provided, however" in paragraph (a) of
Section 1:

     "and shall not include Parent, Merger Sub or any of their Affiliates or Associates which otherwise would become an Acquiring Person solely by reason or as a result of the execution or delivery of the Merger Agreement or the consummation of the Merger or any other transaction contemplated by the Merger Agreement"

          3. The definition of "Stock Acquisition Date" in Section 1 of the Rights Agreement is hereby amended by adding the following provision to the end of paragraph (r) of Section 1:

     "and shall not occur as a result of the execution or delivery of the Merger Agreement or the consummation of the Merger or any other transaction contemplated by the Merger Agreement"

          4. The definition of "Distribution Date" in Section 3 of the Rights Agreement is hereby amended by adding the following provision to the end of the first sentence of paragraph (a) of Section 3:

     "; but the Distribution Date shall not occur as a result of the execution or delivery of the Merger Agreement or the consummation of the Merger or any other transaction contemplated by the Merger Agreement."

          5. The following definitions are hereby added to Section 1 of the Rights Agreement in the appropriate alphabetical order:

          ""Merger" means the merger of Merger Sub with and into the Company upon the terms and conditions set forth in the Merger Agreement."

          ""Merger Agreement" means the Agreement and Plan of Merger, dated as of May 31, 1999, among the Company, Merger Sub and Parent."

          ""Parent" means Yorkshire Water plc, a public limited company incorporated under the laws of England and Wales."

          ""Merger Sub" means Waterman Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent."

          6. This Amendment shall be deemed to be a contact made under the law of the State of Delaware and for all purposes shall be governed and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State.
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                                                                               3

          7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          8. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

          9. The recitals are and shall be deemed to have been made by the Company only.
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                                                                               4

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                         AQUARION COMPANY

/s/ Larry L. Bingaman           By:  /s/ Richard K. Schmidt
------------------------             -----------------------------
                                     Name:  Richard K. Schmidt
                                     Title:  President/CEO


Attest:                         CHASE MELLON SHAREHOLDER
                                SERVICES, L.L.C.

/s/ Jackie Wadsworth            By: /s/ Joan B. Hayes
------------------------            -------------------------
Name: Jackie Wadsworth              Name: Joan B. Hayes
Title: Vice President               Title: Assistant Vice President